Global Gold Corporation
                   45 East Putnam Avenue o Greenwich, CT 06830
                      Tel: 203.422.2300 o Fax: 203.422.2330
                          Email: ggc@globalgoldcorp.com


                                September 5, 2007


Juan Jose Quijano Fernandez
Juan Jose Quijano Claro
El Vergel 2316
Santiago Chile


           RE: Terms for Options on Chiloe and Ipun Island Properties

Gentlemen:

         This letter revises and confirms the terms of our agreement on the Ipun and Chiloe projects. Our commitment, as you understand, is subject to completion of satisfactory legal and technical due diligence.

         On or before September 5, 2007, Global Gold shall pay approximately $160,000 to cover the cost of the mensuras and license/government fees for both the Ipuin and Chiloe properties. In exchange, Global Gold shall receive an exclusive option until January 30, 2008 to review and explore and form joint ventures on the properties.

         On or before January 31, 2008, at Global Gold's sole option, either or both of the Chiloe and Ipuin properties shall be transferred to a new joint venture company (or two separate companies on the same terms). For both properties and in consideration for forming the joint venture, you will be paid of 1,500,000 euros (or the Chilean peso equivalent) on the following schedule:

     1.   January 31, 2008, 250,000 euros;
     2.   July 31, 2008, 250,000 euros;
     3.   January 30 2009, 500,000 euros; and
     4.   July 31 2009, 500,000 euros.

Equity interest in the joint venture company will be 51%-49% in favor of Global Gold, and the joint venture will include 3 directors two of whom will be appointed by Global Gold, myself and Dr. Urquhart to start. During the period until January 3l, 2010, Global Gold shall conduct and finance a scoping study and prefeasibility study of each property (committing to spend up to $2,000,000 USD for such exploration activities during this period). Until January 31, 2010, Global Gold shall have the right to opt out of all payments with no further obligation, provided notification is given 30 days before any scheduled payment or expenditure. If Global Gold decides to not continue with a project, it has one year to sell its interest, provided you have a thirty day right of first refusal.

         If either or both properties continue to production and reserves are proven by the prefeasibility and scoping studies, you will be entitled to an extra share based on the following scale of 37,000,000 euros (15,000,000 for Chiloe and 22,000,000 for Ipuin) for 3,700,000 commercially reasonable recoverable ounces of gold plus platinum (calculated on a gold price equivalent basis, using the monthly average of the New York COMEX price for the month in which calculations of proven reserves are made according to Canadian 43-101 standards) based on the prefeasibility and scoping studies. If those studies prove only 1,850,000 ounces of gold and platinum gold equivalent, you would get an extra profit share to total to 18,500,000 euros, and if those studies prove 7,400,000 ounces of gold and platinum gold equivalent, you would get an extra profit share to total to 74,000,000 euros. Payments to you will come as the joint venture produces gold or platinum as mutually agreed from no more than 25% of Global Gold's profit from the joint venture, after the production of every 100,000 ounces. Part of our payments to you may be in Global Gold stock on mutually agreeable terms. The economic value of any other materials besides gold or platinum shall not be calculated as part of this formula and instead will be shared according to joint venture terms.

         After the prefeasibility and scoping studies, each party shall carry his share of the cost; provided that you may use the amounts to which you are entitled as extra share based on the formula above to offset your capital contributions.

         If you have any comments or questions on this feel free to call me directly. If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, whereupon it will constitute our agreement with respect to the subject matter hereof.

         We all look forward to a continuing bright future together.

                             Sincerely yours,

                             Global Gold Corporation

                             By:________________________________
                                      Van Z. Krikorian, Chairman

Confirmed and Agreed to this 5th day of September 2007:


___________________________
Juan Jose Quijano Fernandez


___________________________
Juan Jose Quijano Claro


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